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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G





                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)

                             Chai-Na-Ta Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15745J205
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


           [ X ]  Rule 13d-1(b)

           [   ]  Rule 13d-1(c)

           [   ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                                PAGE 1 OF 8 PAGES


-----------------------------------------                                        --------------------------------------
CUSIP No.   15745J205                                      13G                   Page  2  of  8  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Manulife Financial Corporation
           I.R.S. No.

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Life Insurance Company.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 8 PAGES


-----------------------------------------                                        --------------------------------------
CUSIP No.   15745J205                                      13G                   Page  3  of  8  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Life Insurance Company.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 8 PAGES


-----------------------------------------                                        --------------------------------------
CUSIP No.   15745J205                                      13G                   Page  4  of  8  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             1,005,000

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             1,005,000

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,005,000

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.1%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 8 PAGES


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

     Attention:  Intentional  misstatements  or  omissions  of  fact  constitute
     Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      --------------
                      Chai-Na-Ta Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      5965 205A Street
                      Langley, British Columbia,    V3A 8C4

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of Manulife Financial
                      Corporation ("MFC"), and MFC's indirect, wholly-owned
                      subsidiary, John Hancock Financial Services, Inc.
                      ("JHFS"), and JHFS's direct, wholly-owned subsidiary, John
                      Hancock Life Insurance Company ("JHLICO").

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of MFC is located at 200
                      Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5;
                      JHFS and JHLICO is located at John Hancock Place, P.O. Box
                      111, Boston, MA 02117.

         Item 2(c)    Citizenship:
                      -----------
                      MFC is organized and exists under the laws of Canada.
                      JHLICO is organized and exists under the laws of the
                      Commonwealth of Massachusetts. JHFS is organized and
                      exists under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      ------------
                      15745J205

         Item 3       If the Statement is being filed pursuant to Rule
                      ------------------------------------------------
                      13d-1(b), or 13d-2(b), check whether the person filing is a:
                      -----------------------------------------------------------

                      MFC:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHFS:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a) Amount Beneficially Owned:
                          -------------------------
                          JHLICO has direct beneficial ownership of
                          1,005,000 shares of Common Stock.


                                PAGE 5 OF 8 PAGES


                      (b) Percent of Class: 4.1%
                          ----------------

                      (c) Number of shares as to which the person has:
                          -------------------------------------------

                             (i)    sole power to vote or to direct the vote:
                                    JHLICO has sole power to vote or to direct the vote of the 1,005,000 shares as discussed in Item 4(a) above.

                             (ii)   shared power to vote or to direct the vote: -0-

                             (iii)  sole power to dispose or to direct the disposition of:
                                    JHLICO has sole power to dispose or to
                                    direct the disposition of the 1,005,000
                                    shares as discussed in Item 4(a) above.

                             (iv)   shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      If this statement is being filed to report the fact that
                      as of the date hereof the reporting person has ceased to
                      be the beneficial owner of more than five percent of the
                      class of securities, check the following [X]

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      Not applicable.

         Item 7       Identification and Classification of the Subsidiary which Acquired
                      ------------------------------------------------------------------
                      the Security Being Reported on by the Parent Holding Company:
                      ------------------------------------------------------------
                      Not applicable.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the
                      best of its knowledge and belief, the securities referred
                      to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing
                      the control of the issuer of the securities and were not
                      acquired and are not held in connection with or as a
                      participant in any transaction having that purpose or
                      effect.


                                PAGE 6 OF 8 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                                     Manulife Financial Corporation


                                                     By:      /s/Christer V. Ahlvik
                                                              -----------------------------------------------
                                                              Name:    Christer V. Ahlvik
Dated: February 10, 2005                                      Title:   Vice President and Corporate Secretary


                                                     John Hancock Financial Services, Inc.


                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------
                                                              Name:    Emanuel Alves
Dated: February 10, 2005                                      Title:   Vice President and Corporate Secretary


                                                     John Hancock Life Insurance Company


                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------
                                                              Name:    Emanuel Alves
Dated: February 10, 2005                                      Title:   Vice President and Corporate Secretary









                                PAGE 7 OF 8 PAGES




EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

     Manulife Financial Corporation,  John Hancock Financial Services,  Inc. and
John Hancock Life  Insurance  Company  agree that the  Terminating  Schedule 13G
(Amendment No. 5), to which this  Agreement is attached,  relating to the Common
Stock of Chai-Na-Ta Corporation is filed on behalf of each of them.



                                                     Manulife Financial Corporation


                                                     By:      /s/Christer V. Ahlvik
                                                              ----------------------------------------------
                                                              Name:    Christer V. Ahlvik
Dated:  February 10, 2005                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Financial Services, Inc.


                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------
                                                              Name:    Emanuel Alves
Dated:  February 10, 2005                                     Title:   Vice President and Corporate Secretary


                                                     John Hancock Life Insurance Company


                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------
                                                              Name:    Emanuel Alves
Dated:  February 10, 2005                                     Title:   Vice President and Corporate Secretary







                                PAGE 8 OF 8 PAGES